SHAREHOLDER PROXY RESULTS
(unaudited)

At May 27, 2010, a summary report of shares voted by proposal is as follows:
To approve plans of reorganization providing for the (I) transfer of substantially all of the assets of the Managed Allocation Fund-
Conservative Growth, to Strategic Allocation Fund and,
(II) distribution of such shares to Class A and Class B shareholders of the Managed Allocation Fund-
Conservative Growth in connection with its liquidation.

Shares Voted
For 485,267
Against 27,670
Abstain 31,287
Broker Non-Votes 379,173

To approve plans of reorganization providing for the (I) transfer of substantially all of the assets of the Managed Allocation Fund-Moderate Growth, to Strategic Allocation Fund and, (II) distribution of such shares to Class A and Class B shareholders of the Managed Allocation Fund-Moderate Growth in connection with its liquidation.

Shares Voted
For 2,015,821
Against 87,984
Abstain 139,167
Broker Non-Votes 2,097,581

To approve plans of reorganization providing for the (I) transfer of substantially all of the assets of the Managed Allocation Fund-
Aggressive Growth to Strategic Allocation Fund, and, (II) distribution of such shares to Class A and Class B shareholders of the Managed Allocation Fund-Aggressive
Growth in connection with its liquidation.

Shares Voted
For 1,127,528
Against 118,181
Abstain 77,065
Broker Non-Votes 1,269,397